Exhibit 99.1

INX Announces Expiration of Warrants

HOUSTON, TX, (BUSINESS WIRE)—May 6, 2009-- INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) announced today that 575,000 warrants to purchase common stock that were initially issued as part of a unit consisting of two shares of common stock and one warrant on May 7, 2004, and an additional 50,000 warrants issued on the same date to underwriters, will expire on May 7, 2009 at 5:00 p.m. Eastern time, in accordance with the terms of such securities.  INX has no plans to extend the expiration time of such securities.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com